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                               EXCHANGE AGREEMENT


                            DATED AS OF JUNE 30, 1998


                                      AMONG


                       UNITED STATES AIRCRAFT CORPORATION,

                              ANTHONY CHRISTOPHER,

                              ALBERT C. LUNDSTROM,

                            LEC & ASSOCIATES, L.L.C.,

                                 EUGENE JOHNSON,

                                 BRAD PETERSON,

                                       AND

                           A. FREDERICK SCHAFFER, JR.




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
                                            TABLE OF CONTENTS

SECTION 1        EXCHANGE OF SHARES.......................................................1
      1.1        Exchange of Shares.......................................................1

SECTION 2        REPRESENTATIONS AND WARRANTIES...........................................1
      2.1        Representations and Warranties of Sellers................................1
                  (a)      Due Incorporation, Good Standing, and Qualification............1
                  (b)      Capital Stock..................................................1
                  (c)      Options, Warrants, and Rights..................................1
                  (d)      Subsidiaries...................................................2
                  (e)      Financial Statements...........................................2
                  (f)      Books and Records..............................................2
                  (g)      No Material Change.............................................2
                  (h)      Actions in the Ordinary Course of Business.....................2
                  (i)      Title to Properties............................................2
                  (j)      Litigation.....................................................2
                  (k)      Rights and Licenses............................................3
                  (l)      No Violation...................................................3
                  (m)      Taxes..........................................................3
                  (n)      Accounts Receivable............................................3
                  (o)      Contracts......................................................3
                  (p)      Compliance with Law and Other Regulations......................3
                  (q)      Insurance......................................................4
                  (r)      Articles, Bylaws, and Minute Books.............................4
                  (s)      Employees......................................................4
                  (t)      No Payments to Directors, Officers, Shareholders or Others.....4
                  (u)      Status of NEO Common Stock Being Acquired......................4
                  (v)      Accuracy of Statements.........................................4

      2.2        Further Representations and Warranties of Sellers........................4
                  (a)      Ownership of Capital Stock of NEO..............................4
                  (b)      Rights to Acquire Shares.......................................4
                  (c)      Power to Execute Agreement.....................................4
                  (d)      Agreement Not in Breach of Other Instruments...................4
                  (e)      Reliance Upon Seller's Advisors................................5
                  (f)      Intent and Access..............................................5

      2.3        Representations and Warranties of Buyer..................................5
                  (a)      Due Incorporation, Good Standing, and Qualification............5
                  (b)      Corporate Authority............................................5
                  (c)      Capital Stock..................................................5
                  (d)      Options, Warrants, and Rights..................................6
                  (e)      Subsidiaries...................................................6
                  (f)      Financial Statements...........................................6
                  (g)      Books and Records..............................................6
                  (h)      No Material Change.............................................6
                  (i)      Actions in the Ordinary Course of Business.....................6
                  (j)      Title to Assets and Properties.................................6
                  (k)      Litigation.....................................................7
                  (l)      Rights and Licenses............................................7
                  (m)      No Violation...................................................7
                  (n)      Taxes..........................................................7
                  (o)      Accounts Receivable............................................7
                  (p)      Contracts......................................................7
                  (q)      Compliance with Law and Other Regulations......................8
                  (r)      Insurance......................................................8
                  (s)      Certificate, Bylaws, and Minute Books..........................8
                  (t)      Employees......................................................8
                  (u)      SEC Reports....................................................8
                  (v)      Status of Class A Common Stock Being Issued....................8
                  (w)      Accuracy of Statements.........................................8
      2.4        Survival of Representations and Warranties...............................8

SECTION 3        COVENANTS OF SELLERS.....................................................9
      3.1        Covenants of Sellers.....................................................9
                  (a)      Filing of Tax Returns and Payment of Taxes.....................9
                  (b)      Conversion of NEO Convertible Securities.......................9

SECTION 4        COVENANTS OF BUYER.......................................................9
      4.1        Covenants of Buyer.......................................................9
                  (a)      Operation of NEO...............................................9
                  (b)      Board of Directors of Buyer....................................9
                  (c)      Employment Contracts...........................................9
                  (d)      Additional Shares of Common Stock Issued to Sellers...........10
                  (e)      Stockholders' Approval........................................10

SECTION 5        RIGHT OF SELLERS TO RESCIND TRANSACTION.................................11

SECTION 6        FURTHER ASSURANCES......................................................11

SECTION 7        GENERAL.................................................................11
      7.1        Costs and Indemnity Against Finders.....................................11
      7.2        Controlling Law.........................................................11
      7.3        Notices.................................................................11
      7.4        Binding Nature of Agreement; No Assignment..............................12
      7.5        Entire Agreement........................................................12
      7.6        Paragraph Headings......................................................12
      7.7        Counterparts............................................................12

                               EXCHANGE AGREEMENT


         EXCHANGE AGREEMENT ("Agreement") entered into this 30th day of June, 1998, among UNITED STATES AIRCRAFT CORPORATION, a Delaware corporation ("Buyer"); and ANTHONY CHRISTOPHER, ALBERT C. LUNDSTROM, LEC & ASSOCIATES, L.L.C., EUGENE JOHNSON, BRAD PETERSON, AND A. FREDERICK SCHAFFER, JR. (each, a "Seller" and collectively, "Sellers").

         Buyer and Sellers desire that Buyer acquire all of Sellers' shares of capital stock (the "Shares") of Neo Vision, Inc., an Arizona corporation ("NEO"), in exchange for shares of Buyer's Class A Common Stock and shares of New Common Stock (each as defined herein), all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:



                                   SECTION 1
                               EXCHANGE OF SHARES

         1.1 Exchange of Shares. Based upon and subject to the representations, warranties, covenants, agreements, and other terms and conditions set forth in this Agreement, as of the date of this Agreement (the "Closing Date"), the Sellers hereby convey, transfer, assign, and deliver the Shares to Buyer in exchange for an aggregate of 2,000,000 shares of Buyer's Class A Common Stock, par value $.50 per share (the "Class A Common Stock"). Each Seller hereby conveys, transfers, assigns, and delivers to Buyer the number of Shares set forth beside such Seller's name on Schedule 1.1 hereto, in exchange for the number of shares of Class A Common Stock set forth beside such Seller's name on
Schedule 1.1 hereto. Buyer and each of the Sellers hereby acknowledges receipt of the Shares and the shares of Class A Common Stock, respectively. Buyer and each of the Sellers acknowledge and agree that shares of a New Common Stock shall be issued to Sellers in accordance with Section 4 of this Agreement.



                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Sellers. Except as otherwise set forth in the Sellers' Disclosure Schedule delivered herewith by Sellers to and acknowledged as received by Buyer, Sellers jointly and severally represent and warrant to Buyer as follows:

                  (a) Due Incorporation, Good Standing, and Qualification. NEO is a corporation duly organized, validly existing, and in good standing under the laws of Arizona with all requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. NEO is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Sellers have heretofore delivered to Buyer a list setting forth, as of the date of this Agreement, each jurisdiction in which (i) NEO currently conducts its business or has in the past conducted its business on any basis, (ii) NEO is qualified to do business, and (iii) NEO is qualified for the purposes of sales and income taxes.

                  (b) Capital Stock. As of the date hereof, NEO has an authorized capital stock consisting of 25,000,000 shares of Common Stock, $.001 par value, of which 6,250,000 shares are issued and outstanding and all of which are owned by Sellers, free and clear of all claims, liens, charges, and encumbrances. All of the issued and outstanding shares of capital stock of NEO have been validly authorized and issued and are fully paid and nonassessable.

                  (c) Options, Warrants, and Rights. All options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements, or understandings to issue, any shares of its capital stock or other securities of NEO are set forth in Seller's Disclosure Schedule.

                  (d) Subsidiaries. Subsidiaries. The outstanding shares of capital stock or other equity interests of the subsidiaries of NEO owned by NEO or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances. NEO does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or ownership interest in any other corporation or other business.

                  (e) Financial Statements. The Consolidated Balance Sheet of NEO as of April 30, 1998 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, and the Consolidated Statements of Cash Flows of NEO from inception through April 30, 1998, and all related schedules and notes to the foregoing, have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis (except as described therein), are correct and complete, and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of NEO as of their respective dates and for the periods indicated. NEO does not have any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of NEO as of April 30, 1998, or incurred since April 30, 1998, in the ordinary course of business or as contemplated by this Agreement.

                  (f) Books and Records. The books of account and other corporate records of NEO are complete and accurate, have been maintained in accordance with good business practices, and the matters contained therein are appropriately reflected in NEO's financial statements.

                  (g) No Material Change. Since April 30, 1998, there has not been and there is not threatened (i) any material adverse change in the business, assets, properties, financial condition, or operating results of NEO,
(ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of NEO, which materially affects or impairs its ability to conduct its business, or (iii) any mortgage or pledge of any assets or properties of NEO, or any indebtedness incurred by NEO other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

                  (h) Actions in the Ordinary Course of Business. Since April 30, 1998, NEO has not (i) taken any action outside of the ordinary and usual course of business; (ii) borrowed any money or become contingently liable for any obligation or liability of another; (iii) failed to pay any of its debts and obligations as they became due; (iv) incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $10,000 with respect to the same supplier or customer;
(v) knowingly waived any right of substantial value; (vi) failed to use its best efforts to preserve its business organization intact, to keep available the services of its employees, or to preserve its relationships with its customers, suppliers and others with which it deals; or (vii) increased or committed to increase the salary, fee or compensation of any officer, employee, independent contractor, agent, firm or person performing services for it.

                  (i) Title to Properties. NEO has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in its April 30, 1998 Consolidated Balance Sheet or acquired subsequent to April 30, 1998, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of NEO or the ownership of its assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of NEO or materially impair the use thereof in the operation of its business, except in each case as disclosed in the April 30, 1998 Consolidated Balance Sheet. All leases pursuant to which NEO leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms.

                  (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Sellers, threatened against NEO, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to NEO, would individually or in the aggregate have a material adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of NEO.

                  (k) Rights and Licenses. NEO has provided Buyer with a list of all of its trademarks, trademark rights, trade names, trade name rights, and licenses.

                  (l) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by NEO of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of NEO, or
(ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of NEO is subject or by which NEO is bound.

                  (m) Taxes. NEO has duly filed in correct form all Tax Returns (as defined below) relating to the activities of NEO required or due to be filed (with regard to applicable extensions) on or prior to the Closing Date. All such Tax Returns are accurate and complete in all material respects, and NEO has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the Closing Date, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Buyer. The amounts set up as reserves for Taxes on the books of NEO are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against NEO. Sellers have furnished to Buyer copies of all Tax Returns filed for or by NEO since its inception. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and any interest, penalties or additions attributable thereto, and the term "Tax Return" shall mean any report, return, or other information required to be supplied to any taxing authority or required by any taxing authority to be supplied to any other person.

                  (n) Accounts Receivable. The accounts receivable of NEO have been acquired in the ordinary course of business and, to the knowledge of Seller, are valid and enforceable, and are fully collectible, subject to no known defenses, set-offs, or counterclaims, except to the extent of the reserve reflected in the books of NEO or in Sellers' Disclosure Schedule or in such other amount not greater than $10,000 unless subject to setoff as a result of actions by Buyer.

                  (o) Contracts. NEO is not a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union, (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the April 30, 1998 Consolidated Balance Sheet, (iv) any employment agreement or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it, (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $10,000, (vi) any contract or agreement creating an obligation of $10,000 or more, (vii) any contract or agreement that by its terms does not terminate or is not terminable by it upon 30 days or less notice without penalty to it, (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement, (ix) any material license agreement, or (x) any contract that may result in a material loss or obligation to it. All material contracts, agreements, and other arrangements to which NEO is a party are valid and enforceable in accordance with their terms; NEO and, to Sellers' knowledge, all other parties to each of the foregoing have performed in any material respects all obligations required to be performed to date; and neither NEO nor, to Sellers' knowledge, any such other party is in default or in arrears under the terms of any of the foregoing.

                  (p) Compliance with Law and Other Regulations. NEO is not subject to nor has NEO been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or any regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

                  (q) Insurance. NEO maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts as NEO deems appropriate, all as set forth on Sellers' Disclosure Schedule.

                  (r) Articles, Bylaws, and Minute Books. Sellers have heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of NEO as currently in effect. The minute books of NEO contain complete and accurate records of all meetings and other corporate actions held or taken by the Board of Directors (or committees of the Board of Directors) and shareholders of NEO since its incorporation.

                  (s) Employees. NEO has never maintained or contributed to any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan. NEO never contributed to any "multi-employer pension plan," as such term is defined in Section 3(37)(A) of ERISA.

                  (t) No Payments to Directors, Officers, Shareholders or Others. Except to the extent that the following will have no material adverse effect on the purchase by Buyer of the Shares or the business, assets, or properties of NEO pursuant to this Agreement, since April 30, 1998, there has not been any purchase or redemption of any shares of capital stock of NEO or any transfer, distribution or payment by NEO, directly or indirectly, of any money or other assets or properties to any director, officer, shareholder or any of their affiliates or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the March 31, 1998 balance sheet or payments in the ordinary course of business or for goods or services in other than arm's length transactions.

                  (u) Status of NEO Common Stock Being Acquired. The Shares being acquired in exchange for shares of Class A Common Stock and shares of New Common Stock were validly authorized and issued, fully paid, and nonassessable.

                  (v) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished by NEO or Sellers to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

         2.2 Further Representations and Warranties of Sellers. Each Seller makes the following further representations and warranties as to himself:

                  (a) Ownership of Capital Stock of NEO. Such Seller owns the number of Shares set forth beside such Seller's name on Schedule 1.1 hereto. Such Seller has good, marketable and unencumbered title to such Shares, and there are no restrictions on his right to transfer such Shares to Buyer pursuant to this Agreement.

                  (b) Rights to Acquire Shares. Such Seller does not have any outstanding options, warrants, or other rights to purchase or subscribe for or contracts or commitments to sell, or any interests, instruments, evidences of indebtedness or other securities convertible in any manner into, any shares of NEO's capital stock.

                  (c) Power to Execute Agreement. Such Seller has full power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of such Seller, enforceable against such Seller in accordance with its items, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (d) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which such Seller is a party or by which such Seller is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to such Seller.

                  (e) Reliance Upon Seller's Advisors. Such Seller acknowledges that he has been encouraged to rely upon the advice of his legal counsel and accountants or other financial advisers with respect to the financial, tax, and other considerations relating to the acquisition of the shares of Class A Common Stock and shares of New Common Stock. Such Seller represents and warrants that he has reviewed with the his own tax advisors the federal, state, local, and foreign tax consequences of the investment in shares of Class A Common Stock and shares of New Common Stock. Such Seller is relying solely on such advisors and not on any statements or representations of Buyer or any of its officers, directors, employees, or agents and understands that such Seller (and not Buyer) shall be responsible for his own tax liability, if any, that may arise as a result of the acquisition of Class A Common Stock and New Common Stock or the transactions contemplated by this Agreement.

                  (f) Intent and Access. Such Seller is acquiring the shares of Class A Common Stock without a view to the public distribution or resale in violation of any applicable federal or state securities laws. Such Seller acknowledges that the shares of Buyer's Class A Common Stock are not registered under the Securities Act of 1933, as amended or any state securities laws and cannot be sold publicly without registration thereunder or an exemption from such registration. Such Seller understands that certificates for such shares will contain a legend with respect to the restrictions on transfer under federal and applicable state securities laws as well as the fact that the shares are "restricted securities" under such federal and state laws. Such Seller has been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of Buyer and its subsidiaries as he believes necessary and has been given the opportunity to ask questions of and receive answers from Buyer and its subsidiaries and their officers concerning Buyer and its subsidiaries. Without limiting the foregoing, such Seller specifically acknowledges the receipt of Buyer's Form 10-K Report for the fiscal year ended September 30, 1997.

         2.3 Representations and Warranties of Buyer. Except as otherwise set forth in the Buyer Disclosure Schedule heretofore delivered by Buyer to Sellers, and except as disclosed in any document heretofore filed by Buyer with the Securities and Exchange Commission ("SEC"), Buyer represents and warrants to Sellers as follows:

                  (a) Due Incorporation, Good Standing, and Qualification. Buyer and each of its subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of their jurisdictions of incorporation with all requisite corporate power and authority to own, operate, and lease their assets and properties and to carry on their business as now being conducted. Neither Buyer nor any of its subsidiaries is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to Buyer, the term "subsidiaries" shall include all direct or indirect subsidiaries of Buyer.

                  (b) Corporate Authority. Buyer has the corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except that a meeting of Buyer's stockholders shall be required to approve those items set forth in Section 4.1(e) of this Agreement and the Board of Directors of Buyer must adopt and approve the form of the certificate of incorporation to be submitted to the stockholders and the related matters in connection thereof. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Buyer, enforceable against it in accordance with its terms, except that (i) Buyer must obtain the approvals referred to in the immediately preceding sentence, (ii) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (c) Capital Stock. As of the date hereof, Buyer has authorized capital stock consisting of 10,000,000 shares of Class A Common Stock, of which 7,927,504 shares are issued and outstanding, and 5,000,000 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock"), of which 4,962,801 shares are issued and outstanding. As of the date hereof, 275,267 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding convertible debentures and the last installment of contingent shares pursuant to the Western College, Inc. acquisition. All of the issued and outstanding shares of capital stock of Buyer and each of its subsidiaries have been, and when issued pursuant to this Agreement, each share of Class A Common Stock and New Common Stock to be issued pursuant to this Agreement will be, validly authorized and issued and fully paid and nonassessable.

                  (d) Options, Warrants, and Rights. Neither Buyer nor any of its subsidiaries has outstanding any options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements or understandings to issue, any shares of their capital stock or other securities, other than those referred to in Section 2.2(c).

                  (e) Subsidiaries. The outstanding shares of capital stock or other equity interest of the subsidiaries of Buyer owned by Buyer or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances. Buyer does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or ownership interest in any other corporation or other business.

                  (f) Financial Statements. The Consolidated Balance Sheets of Buyer and its subsidiaries as of September 30, 1996 and September 30, 1997 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, and the Consolidated Statements of Cash Flows of Buyer and its subsidiaries for the three years ended September 30, 1997, and all related schedules and notes to the foregoing, have been reported on by Robert Martin, independent public accountants. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis (except as described therein), are correct and complete, and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of Buyer and its subsidiaries as of their respective dates and for the periods indicated. Neither Buyer nor any of its subsidiaries has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Buyer and its subsidiaries as of September 30, 1997, or incurred since September 30, 1997, in the ordinary course of business or as contemplated by this Agreement.

                  (g) Books and Records. The books of account and other corporate records of Buyer are complete and accurate, have been maintained in accordance with good business practices, and the matters contained therein are appropriately reflected in Buyer's financial statements.

                  (h) No Material Change. Since September 30, 1997, there has not been and there is not threatened (i) any material adverse change in the business, assets, properties, financial condition, or operating results of Buyer or its subsidiaries taken as a whole, (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Buyer or its subsidiaries, which materially affects or impairs their ability to conduct their business, or (iii) any mortgage or pledge of any material amount of the assets or properties of Buyer or any of its subsidiaries, or any indebtedness incurred by Buyer or any of its subsidiaries, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

                  (i) Actions in the Ordinary Course of Business. Since September 30, 1997, Buyer has not (i) taken any action outside of the ordinary and usual course of business; (ii) borrowed any money or become contingently liable for any obligation or liability of another; (iii) failed to pay any of its debts and obligations as they became due; (iv) incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $10,000 with respect to the same supplier or customer; (v) knowingly waived any right of substantial value; (vi) failed to use its best efforts to preserve its business organization intact, to keep available the services of its employees, or to preserve its relationships with its customers, suppliers and others with which it deals; or (vii) increased or committed to increase the salary, fee or compensation of any officer, employee, independent contractor, agent, firm or person performing services for it.

                  (j) Title to Assets and Properties. Buyer and its subsidiaries have good and marketable title to all of their respective real and personal assets and properties, including all assets and properties reflected in the Consolidated Balance Sheet of Buyer and its subsidiaries as of September 30, 1997, or acquired subsequent to September 30, 1997, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Buyer and its subsidiaries or the ownership of their assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of Buyer and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in the Consolidated Balance Sheet as of September 30, 1997. All leases pursuant to which Buyer or any of its subsidiaries lease any substantial amount of real or personal property are valid and effective in accordance with their respective terms. Buyer and each of its subsidiaries own or have the right to use all assets and properties necessary to conduct their business as currently conducted.

                  (k) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Buyer or its subsidiaries, would individually or in the aggregate have a material adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of Buyer and its subsidiaries taken as a whole.

                  (l) Rights and Licenses. Neither Buyer nor any of its subsidiaries is subject to any material disability or liability by reason of its failure to possess any trademark, trademark right, trade name, trade name right, or license.

                  (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Buyer or any of its subsidiaries of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of Buyer or any of its subsidiaries, or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Buyer or any of its subsidiaries is subject or by which Buyer or any of its subsidiaries is bound.

                  (n) Taxes. Buyer has duly filed in correct form all Tax Returns relating to the activities of Buyer and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the Closing Date. All such Tax Returns are accurate and complete in all material respects, and Buyer has paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the Closing Date, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Seller. The amounts set up as reserves for Taxes on the books of Buyer and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Buyer or any of its subsidiaries.

                  (o) Accounts Receivable. The accounts receivable of Buyer and its subsidiaries have been acquired in the ordinary course of business, are valid and enforceable, and are fully collectible, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Buyer and its subsidiaries or in such other amount that is not material in the aggregate.

                  (p) Contracts. Neither Buyer nor any of its subsidiaries is a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing,
(ii) any collective bargaining or other contract or agreement with any labor union, (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations excepting, in each case, items included within aggregate amounts disclosed or reflected in the Consolidated Balance Sheet of Buyer and its subsidiaries as of September 30, 1997, (iv) any employment agreement or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it, (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $10,000, (vi) any contract or agreement creating an obligation of $10,000 or more, (vii) any contract or agreement that by its terms does not terminate or is not terminable by it upon 30 days or less notice without penalty to it, (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement, (ix) any material license agreement, or (x) any contract that may result in a material loss or obligation to it. All material contracts, agreements, and other arrangements to which Buyer or any of its subsidiaries is a party are valid and enforceable in accordance with their terms; Buyer, its subsidiaries, and all other parties to each of the foregoing have performed all obligations required to be performed to date;
neither Buyer, nor any of its subsidiaries, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

                  (q) Compliance with Law and Other Regulations. Neither Buyer nor any of its subsidiaries is subject to or has been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or any regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

                  (r) Insurance. Buyer and each of its subsidiaries maintains in full force and effect insurance coverage on their assets, properties, premises, operations, and personnel in such amounts as Buyer deems appropriate.

                  (s) Certificate, Bylaws, and Minute Books. Buyer has heretofore delivered to Sellers true and complete copies of its Certificate of Incorporation and Bylaws of Buyer as currently in effect. The minute books of Buyer contain complete and accurate records of all meetings and other corporate actions held or taken by the Board of Directors (or committees of the Boards of Directors) and stockholders of Buyer since its incorporation.

                  (t) Employees. Neither Buyer nor any of its subsidiaries has ever maintained or contributed to any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, without limitation, any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan, other than Buyer's Stock Option Plans. Neither Buyer nor any of its subsidiaries has ever contributed to any "multi-employer pension plan," as such term is defined in Section 3(37)(A) of ERISA.

                  (u) SEC Reports. Buyer's report on Form 10-K for the fiscal year ended September 30, 1997 filed with the SEC does not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Buyer pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 that has not been filed.

                  (v) Status of Class A Common Stock Being Issued. The shares of Class A Common Stock issued in exchange for the Shares are validly authorized and when issued in accordance with this Agreement shall be validly issued, fully paid, nonassessable, authorized for trading on the Nasdaq Bulletin Board, and free of preemptive or other similar rights, but subject to the resale restrictions required by Rule 144 promulgated pursuant to the Securities Act of 1933, as amended ("Rule 144").

                  (w) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished by Buyer to Sellers in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         2.4 Survival of Representations and Warranties. Each of the representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement irrespective of any investigations or inquiries made by any party or any knowledge that any party may possess, and each party shall be entitled to rely upon such representations and warranties irrespective of any investigations, inquiries, or knowledge. Notwithstanding the foregoing, no claims for indemnity arising out of a false, misleading, or otherwise incorrect representation or warranty may be made after one year from the Closing Date, and neither Buyer nor Sellers shall be responsible for any indemnity claim for an amount less than $25,000 or greater than $500,000 arising out of a false, misleading, or otherwise incorrect representation or warranty relating to this Agreement.



                                   SECTION 3
                              COVENANTS OF SELLERS

         3.1 Covenants of Sellers. Each Seller further agrees, unless Buyer otherwise agrees in writing, subsequent to the Closing Date:

                  (a) Filing of Tax Returns and Payment of Taxes. As promptly as practicable after the Closing Date, Sellers shall, at their cost and expense, prepare or cause to be prepared all federal, state, and local corporation Tax Returns for all periods prior to the Closing Date. Not less than 30 days prior to the anticipated date for filing such returns, Sellers shall provide a copy of each such Tax Returns to Buyer for its review and consent or approval. Sellers shall make any revisions to such Tax Returns that Buyer may reasonably request. Upon approval of such Tax Returns by Buyer, such approval not to be unreasonably withheld, Sellers shall promptly file such Tax Returns or cause them to be filed.

                  (b) Conversion of NEO Convertible Securities. Seller shall use its best efforts to cause any securities convertible into NEO common stock to become convertible into shares of New Common Stock on terms reasonably acceptable to Buyer.



                                   SECTION 4
                               COVENANTS OF BUYER

         4.1 Covenants of Buyer. Buyer further agrees, unless Sellers otherwise agree in writing, subsequent to the Closing Date:

                  (a) Operation of NEO. Unless otherwise determined by the Board of Directors of Buyer following the stockholder approvals referred to in Section 4.1(e) hereof, NEO shall be operated as a separate subsidiary of Buyer with its existing officers and management, except that the Board of Directors of NEO shall consist of Anthony Christopher, Chairman, Albert C. Lundstrom, Jack Eberentz, and Harry V. Eastlick. Harry V. Eastlick also shall serve as the Treasurer and Chief Financial Officer of NEO.

                  (b) Board of Directors of Buyer. The Board of Directors of Buyer shall be increased to nine members immediately following the date hereof (the "Closing") and shall immediately following the Closing include the following persons serving in the following capacities:



                Name                               Position(s)
                ----                               -----------

(i)    Anthony Christopher              Chairman of the Board of Directors

(ii)   Albert C. Lundstrom              President and Chief Executive Officer/
                                        Director

(iii)  Harry V. Eastlick                Executive Vice President, Treasurer, and
                                        Chief Operating and Financial
                                        Officer/Director

(iv)   Jack Eberenz                     Executive Vice President and Secretary/
                                        Director
(v)    Donald E. Cline                  Director
(vi)   Dale L. Dykema                   Director
(vii)  Whipple H. Manning               Director
(viii) John R. Thomas                   Director


                       One of the existing outside directors shall resign immediately following the Closing and two new outside directors will be nominated by Sellers and elected by the Board of Directors of Buyer.

                  (c) Employment Contracts. Buyer shall execute employment contracts with Anthony Christopher, Albert Lundstrom, Jack Eberenz , and Harry
V. Eastlick attached hereto as Schedule 4.1(c).

                  (d) Additional Shares of Common Stock Issued to Sellers. Buyer shall issue to Sellers (collectively, in the ratio equal to the ratio of the shares of Class A Common Stock issued between Sellers as set forth in Schedule
1.1 hereto) up to 4,577,560 shares of New Common Stock, which amount the parties acknowledge, has been adjusted to reflect the current reclassification ratio of Class A Common Stock into New Common Stock set forth in Section 4.1(e)(iii) hereof, upon the occurrence of the following events:


                                                               Additional Shares


     (i)  Approval by stockholders of the actions set forth         3,500,000
          in Section 4.1(e).

    (ii)  Installation of the two screens in the "D"                2,000,000
          concourse at the McCarran Airport in Las Vegas, Nevada and program screening for a period of 30 days

   (iii)  Obtaining positive cash flow from operations for          1,000,000
          a 30-day period from the operation of the Meadows Mall Screen or comparable location

                  (e) Stockholders' Approval. Promptly following the Closing, Buyer shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement and shall use its best efforts to have the SEC and any applicable state regulatory authorities approve as soon as practicable a final proxy statement/prospectus for a meeting of Buyer's stockholders, to approve the following actions by Buyer:

                       (i)  Approval  of  this   Exchange   Agreement   and  the
transactions contemplated herein.

                       (ii) Authorization of a single new class of common stock, $.001 par value per share, totaling 100,000,000 shares (the "New Common Stock"), or as otherwise mutually agreed to by the Buyer and Sellers.

                       (iii) Reclassification of the currently outstanding Class A Common Stock into New Common Stock on the basis of 10 shares of the Class A Common Stock into one share of the New Common Stock or such other ratio as may be agreed between Buyer and Sellers.

                       (iv) Reclassification of the currently outstanding Class B Common Stock into New Common Stock on the basis of 13 shares of the Class B Common Stock into one share of the New Common Stock or such other ratio as may be agreed between Buyer and Sellers.

                       (v) Approval of "Neo Vision Systems, Inc." as the new name of Buyer or such other name mutually agreeable to Buyer and Sellers.

                       (vi) Adoption of a stock option plan and approval of initial grants thereunder.

                       (vii) Authorization of preferred stock of Buyer of 75,000,000 shares with the Board of Directors being authorized to establish the preferences for separate classes of preferred stock.

                       (viii)  The   amendment   and   restatement   of  Buyer's
certificate   of   incorporation   as  necessary  to  accomplish  the  foregoing
transactions.

                       (ix) Such other matters as shall be mutually agreed upon by the Board of Directors of Buyer following the Closing.



                                    SECTION 5
                     RIGHT OF SELLERS TO RESCIND TRANSACTION

         Buyer agrees that if the stockholders of Buyer do not approve the New Common Stock, any Seller may rescind the exchange of the Shares under Section 1 of this Agreement, in which case this Agreement and the transactions hereunder shall be deemed null and void as to that Seller.



                                    SECTION 6
                               FURTHER ASSURANCES

         On and after the Closing Date, Sellers and Buyer shall execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.



                                    SECTION 7
                                     GENERAL

         7.1 Costs and Indemnity Against Finders. Each party hereto shall be responsible for its own costs and expenses in negotiating and performing this Agreement and hereby indemnifies and holds the other parties harmless against any claim for finders' fees based on alleged retention of a finder by it.


         7.2 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

         7.3 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:



If to Buyer:                                  If to Sellers:


United States Aircraft Corporation
3121 E. Greenway Road                         Neo Vision
Suite 201                                     3629 N. 16th Street, Suite 100
Attention: Harry Eastlick                     Phoenix, Arizona 85016
Phoenix, Arizona 85032                        Attention:  Albert C. Lundstrom
Tel:   (602) 765-0500                         Tel: (602) 263-8887
Fax:  (602) 787-1384                          Fax: (602) 263-3640

With a copy given in the manner               With a copy given in the manner
prescribed above, to:                         prescribed above, to:

O'Connor, Cavanagh, Anderson,                 Richard C. Cole, Jr., Esq.
   Killingsworth & Beshears, P.A.             7321 N. 16th Street, Suite 102
One East Camelback Road                       Phoenix, Arizona 85020
Phoenix, Arizona 85012                        Tel: (602) 997-6191
Attention: Richard M. Weinroth                Fax: (602) 997-9807
Tel: (602) 263-2610
Fax: (602) 263-2900


         Any party may alter the address to which communications or copies are to be sent by giving notice to such other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.

         7.4 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that no party may assign, delegate, or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment, delegation, or transfer made in violation of this Section 7.4 shall be null and void.

         7.5 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         7.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                              BUYER:
                              ------

                              UNITED STATES AIRCRAFT CORPORATION


                              By:/s/ Harry Eastlick
                                 ----------------------------------------

                              Name: Harry Eastlick
                                   --------------------------------------

                              Its:  President
                                   --------------------------------------






                              SELLERS:
                              --------


                              /s/ Anthony Christopher
                              -------------------------------------------
                              Anthony Christopher


                              /s/ Albert C. Lundstrom
                              -------------------------------------------
                              Albert C. Lundstrom


                              LEC & ASSOCIATES, L.L.C.


                              By:/s/ Jack Eberenz
                                -----------------------------------------
                              Name: Jack Eberenz
                                   --------------------------------------
                              Its: Member
                                  ---------------------------------------


                              /s/ Eugene Johnson
                              -------------------------------------------
                              Eugene Johnson


                              /s/ Brad Peterson
                              -------------------------------------------
                              Brad Peterson


                              /s/ A. Frederick Schaffer, Jr.
                              -------------------------------------------
                              A. Frederick Schaffer, Jr.

                                  SCHEDULE 1.1
                                  ------------


                                                               Number of
                                           Number of       Initial Shares of
                                           Shares of    Class A Common Stock of
                                           NEO to be          Buyer to be
           Seller            Percent      Transferred          Acquired
           ------            -------      -----------          --------
Anthony Christopher           68.58%        4,286,500           1,371,600
Albert C. Lundstrom           25.58%        1,598,750             511,600
LEC & Associates, L.L.C.      05.12%          319,750             102,400
Eugene Johnson                  .24%           15,000               4,800
Brad Peterson                   .24%           15,000               4,800
A. Frederick Schaffer, Jr.      .24%           15,000               4,800
                                               ------               -----

                                            6,250,000           2,000,000
                                            =========           =========